FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                     December 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                     to

Commission file number                                 1-10312

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN

SYNOVUS FINANCIAL CORP.

1111 BAY AVENUE

SUITE 500

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.3

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Financial Statements

December 31, 2005, 2004, and 2003

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

Director Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan (the Plan) as of December 31, 2005 and 2004, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Plan’s administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Synovus Financial Corp. Director Stock Purchase Plan as of December 31, 2005 and 2004, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 4, 2006

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2005 and 2004

Assets	2005	2004
Common stock of Synovus Financial Corp. at market value –
1,966,502 shares (cost $25,534,252) in 2005 and
2,002,558 shares (cost $23,126,539) in 2004 (note 2)	$53,115,216	57,233,118
Dividends receivable	359,550	351,880
	$53,474,766	57,584,998
Liabilities and Plan Equity
Plan equity (646 and 632 participants in 2005 and 2004,
respectively) (note 2)	$53,474,766	57,584,998
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Dividend income	$1,444,278	1,427,165	1,602,239
Realized gain on distributions to participants
(note 5)	3,400,566	7,698,828	4,951,277
Unrealized (depreciation) appreciation of common
stock of Synovus Financial Corp. (note 4)	(6,525,615)	(10,050,262)	18,312,105
Contributions (notes 1 and 3):
Participants	2,442,783	2,368,339	2,191,935
Synovus Financial Corp. and participating
subsidiaries	1,221,392	1,184,169	1,095,967
	1,983,404	2,628,239	28,153,523
Withdrawals by participants – common stock
of Synovus Financial Corp. at market value
(218,826 shares in 2005, 545,939 shares in 2004,
and 381,705 shares in 2003) (note 5)	(6,093,636)	(13,541,044)	(8,639,268)
(Decrease) increase in Plan equity
for the year	(4,110,232)	(10,912,805)	19,514,255
Plan equity at beginning of year	57,584,998	68,497,803	48,983,548
Plan equity at end of year	$53,474,766	57,584,998	68,497,803

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2005, 2004, and 2003

(1)	Description of the Plan

The Synovus Financial Corp. Director Stock Purchase Plan (the Plan) was implemented as of January 1, 1985. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ directors to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and participating subsidiaries (the Participating Companies).

Synovus serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of any of the Participating Companies is eligible to participate in the Plan. Participants may contribute to the Plan only through automatic transfers of contributions from their designated demand deposit accounts. Participant contributions by directors of subsidiaries may not exceed $1,000 per calendar quarter. Contributions by directors of Synovus may not exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by the Participating Companies in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or part of the full number of shares in his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his discretion, the full number of shares of Synovus common stock held on his behalf by the Agent, together with a check for any fractional share interest, or a lump-sum cash distribution for the proceeds of the sale of all shares held by the Agent on his behalf. A participant who terminates his participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a board of directors member whether by death, retirement, resignation, or otherwise.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or the Participating Companies prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Company contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

4	(Continued)

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2005, 2004, and 2003

(2)	Summary of Accounting Policies

The investment in Synovus common stock is stated at market value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2005 and 2004 market values were $27.01 and $28.58 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per share and the market value per share at the date of the distribution to the participants.

Dividend income is accrued on the record date.

The Plan’s investments include common stock of Synovus which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Companies are accounted for on the accrual basis.

Withdrawals are accounted for upon distribution. At December 31, 2005, plan investments include 30,445 shares held by 15 terminated directors who have not yet requested distribution in accordance with the terms of the Plan.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by the participating company. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivable is a reasonable approximation of the fair value due to the short-term nature of these instruments.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

5	(Continued)

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2005, 2004 and 2003
(3)	Contributions
	Contributions by Participating Companies and by participants are as follows:
		2005		2004		2003
		Participating		Participating		Participating
	Participating Company	Companies	Participants	Companies	Participants	Companies	Participants
	Synovus Financial Corp.	$202,500	405,000	197,676	395,342	127,500	255,000
	Columbus Bank and Trust Company	81,000	162,000	84,999	169,999	80,333	160,667
	Commercial Bank and Trust
	Company of Troup County	30,668	61,336	26,668	53,336	30,501	61,003
	Commercial Bank of Thomasville	24,000	48,000	24,000	48,000	33,167	66,333
	Security Bank and Trust Company
	of Albany	51,333	102,666	53,833	107,666	50,500	101,000
	Sumter Bank and Trust Company	24,000	48,000	23,833	47,666	25,333	50,667
	The Coastal Bank of Georgia	41,500	83,000	40,333	80,666	42,500	85,000
	First State Bank and Trust Company	30,667	61,334	30,666	61,333	31,000	62,000
	Cohutta Banking Company	18,777	37,554	11,276	22,553	12,610	25,219
	Bank of Coweta	20,000	40,000	20,000	40,000	20,000	40,000
	Citizens Bank and Trust of West Georgia	31,447	62,894	32,002	64,004	32,668	65,336
	First Community Bank of Tifton	20,000	40,000	21,000	42,000	22,000	44,000
	The Quincy State Bank	—	—	6,166	12,333	22,667	45,333
	Community Bank & Trust
	of Southeast Alabama	18,000	36,000	21,833	43,666	18,334	36,667
	CB&T Bank of Middle Georgia	25,500	51,000	26,000	52,000	28,000	56,000
	First Coast Community Bank	20,000	40,000	18,666	37,333	18,000	36,000
	CB&T of East Alabama *	14,500	29,000	14,443	28,887	12,833	25,666
	Sea Island Bank	29,833	59,666	27,000	54,000	25,334	50,667
	Citizens First Bank	25,667	51,334	22,166	44,333	24,000	48,000
	Athens First Bank and Trust Co.	23,300	46,600	24,450	48,900	22,000	44,000
	Vanguard Bank and Trust	20,000	40,000	22,500	45,000	22,000	44,000
	Bank of Pensacola	38,667	77,333	39,166	78,333	40,333	80,666
	First Commercial Bank of Birmingham	25,333	50,666	24,166	48,333	36,000	72,000
	The Bank of Tuscaloosa	45,833	91,667	44,000	88,000	40,333	80,667
	Sterling Bank	24,000	48,000	24,000	48,000	24,000	48,000
	First National Bank of Jasper	21,500	43,000	22,666	45,333	22,667	45,333
	First Commercial Bank of Huntsville	24,500	49,000	24,000	48,000	24,444	48,888
	Tallahassee State Bank	10,000	20,000	12,000	24,000	12,000	24,000
	Peachtree National Bank	27,833	55,667	26,000	52,000	26,000	52,000
	Citizens Bank of Fort Valley	10,667	21,333	10,333	20,666	7,833	15,667
	Charter Bank and Trust Co.	—	—	—	—	18,333	36,667
	Citizens & Merchants State Bank	20,000	40,000	19,000	38,000	14,333	28,667
	The National Bank of South Carolina	35,000	70,000	36,500	73,000	39,667	79,333
	Bank of North Georgia	55,450	110,900	48,961	97,922	34,744	69,489
	Georgia Bank & Trust	14,000	28,000	10,500	21,000	10,500	21,000
	The Bank of Nashville	8,500	17,000	8,000	16,000	7,000	14,000
	United Bank of the Gulf Coast **	—	—	18,500	37,000	13,500	27,000
	United Bank and Trust **	—	—	20,000	40,000	16,500	33,000
	First Nation Bank	20,100	40,200	22,034	44,069	6,500	13,000
	Trust One Bank	15,817	31,633	3,500	7,000	—	—
	Synovus Bank of Jacksonville	18,500	37,000	5,333	10,666	—	—
	Peoples Bank **	—	—	16,000	32,000	—	—
	Synovus Bank of Tampa Bay	53,000	106,000	—	—	—	—
	Total contributions	$1,221,392	2,442,783	1,184,169	2,368,339	1,095,967	2,191,935
* On August 1, 2005, CB&T Bank of Russell County changed its name to CB&T of East Alabama.
** On July 22, 2005, these companies were merged to form the Synovus Bank of Tampa Bay.

6	(Continued)

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2005, 2004, and 2003

(4)	Unrealized (Depreciation) Appreciation of Synovus Common Stock

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2005	2004	2003
Unrealized appreciation at end of year	$27,580,964	34,106,579	44,156,841
Unrealized appreciation at
beginning of year	34,106,579	44,156,841	25,844,736
	Unrealized (depreciation)
appreciation for the year	$(6,525,615)	(10,050,262)	18,312,105

(5)	Realized Gain on Withdrawal/Distributions to Participants

The realized gain on withdrawal/distributions to participants is summarized as follows:

	2005	2004	2003
Market value at date of distribution or
redemption of shares of Synovus
common stock	$6,093,636	13,541,044	8,639,268
Less cost (computed on an average
cost basis) of shares of Synovus
common stock distributed or
redeemed	2,693,070	5,842,216	3,687,991
	$3,400,566	7,698,828	4,951,277

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